Press Release	Source: Fieldpoint Petroleum Co.

Fieldpoint Petroleum Announces Initial Plan for Palo Duro Basin
June 22, 2005

Company Evaluating Potential Pilot Well Program

AUSTIN, TX - (BUSINESS WIRE) - June 22, 2005 - FieldPoint Petroleum Corporation (OTCBB: FPPC - News) today announced its initial plans for the future exploration and develop of its Palo Duro Basin acreage. The company's leasehold consists of approximately 3,235 acres in Floyd County Texas.

The Palo Duro shale gas play currently encompasses three counties: Briscoe, Floyd and Motley and has been compared to the Barnett Shale in the Fort Worth Basin (Texas). The company is actively evaluating its options including researching rig availability for the property. The company is also aware of other operators who are initiating drilling in the basin and is eagerly awaiting those results to further plan the development of its own acreage. Assuming favorable results in these neighboring wells and subject to rig availability, the company intends to drill a test well by the second quarter of 2006. The company continues to pay close attention to on-going developments in the area believing the knowledge gained by others will dramatically mitigate the company's own risk while enhancing likelihood of success in planning its own operations.

The pilot well will also target more conventional formations in the Wolfcamp and Morrow zones besides the primary shale target. These conventional zones which are productive in other areas, allow for multiple completion possibilities if productive. This approach would allow Fieldpoint to lower the risk profile of the pilot well. The targeted shale has an average thickness of 300 to 600 feet.

FieldPoint's President and CEO, Ray Reaves, stated, "We are looking to the future, and this unconventional gas shale is an opportunity that has the potential to have a profound impact on this company. Because of our strong balance sheet and cash position, we currently have the ability to fund and develop this project internally through the first pilot well should we proceed. Following the initial results of some of these wells being drilled in proximity to our acreage, we will determine the best and most expeditious method for our own development plan. This may include us taking on an industry partner for the development of the entire property or selective wells although it is our intention to remain the primary operator on this property."

Reaves further commented, "Although we're excited and optimistic about the potential opportunities this drilling campaign could have for Fieldpoint and our shareholders, we will continue to methodically explore options while awaiting the results of others in the area. We plan to continue to focus on creating long term shareholder value in the form of higher earnings while still being risk and cost conscious on behalf of all Fieldpoint shareholders."

About Fieldpoint Petroleum Corporation www.fppcorp.com.

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and for unexpected decreases in oil and gas production is included in the company's periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com.